July 1, 2013

Cytori Enters $27 Million Term Loan With Oxford Finance Corporation and Silicon Valley Bank

SAN DIEGO, CA -- Cytori Therapeutics (NASDAQ: CYTX) entered into a four year, $27 million term loan with Oxford Finance Corporation and Silicon Valley Bank. The loan provides for an interest-only payment period of at least 12-months with the potential to be extended up to 18-months. Proceeds were used to prepay Cytori’s existing loan with GE Capital, Oxford Finance Corporation, and Silicon Valley Bank. The loan was funded in full on June 28, 2013 and matures July 1, 2017.

Select terms of the loan include the following:

-	Fixed interest rate of 9.75% compared with 9.87% for the prior loan
-	Interest-only payments for 12-months followed by 36 equal monthly principal and interest payments
-	The interest-only payment period may be extended by six months through January 2015 should Cytori achieve $27 million in 12-month trailing revenues for the period ending June 30, 2014

-
Cytori will issue warrants to Oxford Finance Corporation and Silicon Valley Bank for the right to purchase an aggregate of 596,553 shares of the Company’s common stock at an exercise price per share of $2.26 for seven years

“We worked closely with our lenders and were able to tailor a new loan that meets our specific needs,” said Mark E. Saad, Chief Financial Officer, Cytori Therapeutics. “The loan provides an additional $8 million to help fund our ongoing operations, including clinical trial activities and reduces our near-term cash obligations by approximately $8 million to coincide with anticipated second half revenue growth.”

About Cytori

Cytori Therapeutics is developing cell therapies based on autologous adipose-derived regenerative cells (ADRCs) to treat cardiovascular disease and other medical conditions.  Our scientific data suggest ADRCs improve blood flow, moderate the inflammatory response and keep tissue at risk of dying alive. As a result, we believe these cells can be applied across multiple “ischemic” conditions. These therapies are made available to the physician and patient at the point-of-care by Cytori’s proprietary technologies and products, including the Celution® System product family. www.cytori.com

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements including those regarding our expected second half revenue growth are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, risks related to our history of operating losses, the need for further financing and our ability to access the necessary additional capital for our business, inherent risk and uncertainty in the protection intellectual property rights, regulatory uncertainties, risks in the collection and results of clinical data, final clinical outcomes, dependence on third party performance, performance and acceptance of our products in the marketplace, as well as other risks and uncertainties described under the heading "Risk Factors" in Cytori's Securities and Exchange Commission Filings on Form 10-K and Form 10-Q. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

 Contact:

Investors	Media
Tom Baker	Megan McCormick
+1.858.875.5258	+1.858.875.5279
tbaker@cytori.com	mmccormick@cytori.com